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                                 MARITRANS INC.
                         SUBSIDIARIES OF MARITRANS INC.
                             As of December 31, 1999

Direct and indirect subsidiaries of Maritrans Inc. are:

Maritrans General Partner Inc.
Maritrans Operating Partners L.P.
Maritrans Tankers Inc.
Maritrans Business Services Co., Inc.
Maritrans Chartering Co., Inc.
Maritrans Holdings Inc.
Maritrans Barge Co.
Maritrans Capital Corporation
CCF Acquisition Corp.
Maritank Philadelphia Inc.
Maritank Maryland Inc.
Interstate Towing (Texas) Co.
Inter-Cities Navigation (Texas) Corporation